EXHIBIT 99.1

                             JOINT FILING AGREEMENT


                  In accordance with Rule 13d-1(k), under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to this joint filing on Schedule 13D with respect to the common stock, $.01 par value per share, of Sypris Solutions, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

                                JEFFSCOTTCO, INC.

                                /S/ JEFFREY T. GILL
                                Jeffrey T. Gill, President of
                                Jeffscottco, Inc.

                                Date:   January 6, 1999



                                GFP, LTD.

                                /S/ JEFFREY T. GILL
                                as President and on behalf of
                                Jeffscottco, Inc., General
                                Partner of GFP, Ltd.

                                Date:   January 6, 1999